Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY, INC. YEAR-END 2010 RESERVES AND OPERATIONAL UPDATE

Houston, Texas, February 28, 2011 - Dune Energy, Inc. (OTCBB: DUNR) provided details on its year-end 2010 reserves and current drilling operations.

Year-End Reserves

Year-end 2010 proved reserves, as prepared by Degolyer and MacNaughton, were 5.7 Mmbo and 48.6 Bcfg or 82.7 Bcfe with a present value (PV) @ 10% of $214.5 million using SEC pricing of the average of the closing on the first day of the prior twelve months. For oil, the volume –weighted price was $78.34 per barrel, and for gas it was $4.71 per Mcf. This compares to year-end 2009 proved reserves of 7.2 Mmbo and 62.4 Bcfg or 105.4 Bcfe. During 2010 sales of producing properties accounted for a reduction of 12.8 Bcfe, production accounted for a reduction of 7.8 Bcfe, and the remaining 2.1 Bcfe of reductions were made up of numerous revisions from several fields.

Possible and probable reserves, as evaluated by Degolyer and MacNaughton added another 8.8 Bcfe of reserves with a PV @ 10% using SEC pricing of $24.5 million.

Using strip pricing at year-end 2010 would increase proved reserves to 84.4 Bcfe and PV @ 10% value to $289.4 million. Strip pricing averaged $95.25 per barrel of oil and $5.55 per Mcf gas over the life of the fields. Probable and possible reserves using strip pricing would add an additional $32.3 million in value, yielding a total evaluated reserve value of $321.7 million.

In 2010, Dune spent $8.8 million primarily on maintenance projects within its field areas. The primary focus of 2010 was to address balance sheet issues to allow the company funding to exploit the potential upside associated with the Garden Island Bay field.

Operations Summary

The Dune SL 214 #916 well targeting Miocene age 170 sands on the north flank of the Garden Island Bay field is currently setting casing at 12,720 feet. This casing was planned and is immediately above the prospective objective 170 sand section. The #916 well is the first test of seventeen prospective areas identified by recent depth-migrated 3-D seismic data in the field. Resource potential of the seventeen prospects is approximately 23.7 MMboe net to the company’s interests. We expect results of the #916 well to be known by April.

The 19,500 feet subsalt well at Garden Island Bay field spud on February 28, 2011. Dune has a 15% working interest in this well prior to payout, increasing to a 26% working interest after payout. We expect results at the subsalt well to be known by June if drilling operations go as forecasted.

Conversion of Preferred Shares

In late 2010, 5,568 preferred shares converted into 636,337 new common shares. Through February 22, 2011 an additional 44,239 preferred shares have converted into 5,055,898 new common shares. This reduces the outstanding preferred shares to 163,673 with a face value at $163.7 million. Currently there are approximately 47 million common shares outstanding.

The company intends to release its year-end 2010 10-K within the week.

James A. Watt, President and Chief Executive Officer of the company stated, “We spent most of 2010 restructuring our loan agreements to provide liquidity to test the significant upside in our asset base especially at Garden Island Bay. We believe we will see the results of this drilling program in the first half of 2011.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300